UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 2, 2016

OREXIGEN THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33415	65-1178822
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3344 N. Torrey Pines Ct., Suite 200 La Jolla, CA		92037
(Address of principal executive offices)		(Zip Code)

(858)875-8600

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 2, 2016, the Compensation Committee (the “Committee”) of the Board of Directors of Orexigen Therapeutics, Inc. (the “Company”) approved bonuses for the 2015 fiscal year to be awarded to the Company’s named executive officers. Bonus awards were based on the Committee’s evaluation of the Company’s performance as well as each individual named executive officer’s performance during the 2015 fiscal year.

The Committee previously established target bonus levels for the named executive officers, which, except for Mr. Narachi, is equal to 50% of their base salary. The target bonus for Mr. Narachi is equal to 75% of his base salary. The Committee previously determined that 100% of Mr. Narachi’s annual bonus should be based on the Company’s achievement relative to the 2015 corporate goals and that, with respect to each other named executive officer, 60% of their annual bonus should be based on the Company’s achievement relative to the 2015 corporate goals. Based on its consideration of the Company’s performance relative to the 2015 corporate goals as well as evaluation of the individual performance of named executive officers other than Mr. Narachi, the Committee determined that the total bonuses awarded for the 2015 fiscal year to each named executive officer are as follows:

Named Executive Officer	Title	2015 Annual Merit Bonus
Michael Narachi	President and Chief Executive Officer	$321,674
Preston Klassen, M.D., M.H.S.	Executive Vice President, Global Development	$134,767

The Committee also awarded pro-rated bonuses based on 2015 fiscal year performance to each of the following former executive officers of the Company who left the Company during fiscal year 2015, in the following amounts: Mark Booth (former Chief Commercial Officer): $84,225; Joseph P. Hagan (former Chief Business and Financial Officer and Treasurer): $103,181; and Heather Turner (former Senior Vice President, General Counsel and Secretary): $60,285.

In addition, the Committee also determined to increase the annual base salaries for the 2016 fiscal year for Mr. Narachi and Dr. Klassen by 3% each to $679,639 and $402,347 respectively, effective as of January 1, 2016.

On February 2, 2016, the Committee also approved the grant of performance-vesting stock units (“PSUs”) under the Company’s 2007 Equity Incentive Award Plan (the “2007 Plan”) to Mr. Narachi and Dr. Klassen, for a maximum of 800,000 and 350,000 shares of Company common stock, respectively. The PSUs are subject to vesting in 20% installments over five years from their date of grant but will only be earned during such five-year period if pre-determined share price hurdles relating to the 20-trading day average of the closing price of the Company’s common stock are attained. Upon a change in control of the Company, the PSUs convert to a time-based vesting schedule for the remainder of their five-year vesting period, based on the attainment of the share price hurdles at the time of the change in control, pro-rated based on the appreciation in the Company’s stock price from the date the PSUs were granted. The foregoing is only a brief description of the of the material terms of the PSUs granted to the named executive officers on February 2, 2016, does not purport to be complete and is qualified in its entirety by reference to the 2007 Plan, which the Company has previously filed with the Securities and Exchange Commission, and the form of PSU award agreement, which the Company intends to file with its Quarterly Report on Form 10-Q for the quarter ending March 31, 2016.

On February 2, 2016, the Committee approved an amendment to each of the Amended and Restated Employment Agreements previously entered into between the Company and Mr. Narachi and Dr. Klassen, respectively (each, an “Employment Agreement” and each such amendment, the “Amendment”). Pursuant to the Amendments, which were effective on February 5, 2016, the term of the severance and change in control benefits contained in the Employment Agreements were extended for an additional three years, to March 31, 2019. In addition, the Amendments make the following changes to the Employment Agreements: (i) upon a change in control of the Company, each then outstanding PSU of the executive will be treated as set forth in the applicable PSU award agreement, as described above; (ii) references to certain specific percentages of salary as a component of severance benefits under the Employment Agreements were replaced with references to the executive’s “target bonus”; and (iii) post-termination health care continuation coverage benefits were revised to reflect potential future changes in the tax laws applicable to such benefits. On February 2, 2016, the Committee approved entering into identical amendments to the employment agreements between the Company and other executives of the Company. The foregoing description of the Amendments does not purport to be complete and is qualified in its entirety by the Amendments, a copy of each of which the Company intends to file with its Quarterly Report on Form 10-Q for the quarter ending March 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OREXIGEN THERAPEUTICS, INC.

Date: February 8, 2016	By:	/s/ Michael Narachi
	Name:	Michael Narachi
	Title:	Chief Executive Officer

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